Exhibit 10.37
REAL ESTATE PROPERTY CO-MANAGEMENT AGREEMENT

This Real Estate Property Co-Management Agreement (“Agreement”) is made as of November 21, 2016, between KBSGI OFFICES AT GREENHOUSE, LLC, a Delaware limited liability company (“Owner”) acting through KBS CAPITAL ADVISORS, LLC, a Delaware limited liability company (“Owner’s Representative”) and KBS MANAGEMENT GROUP, LLC, a Delaware limited liability company (“Co-Manager”) with reference to the following facts:
A.Owner is the owner of, or is contemplating the acquisition of, the land and improvements commonly known as the Offices at Greenhouse located at 19219 Katy Freeway, Houston, TX 77094 (the “Premises”). Owner has retained Stream Realty Partners – Houston, L.P., a Texas limited partnership (the “Manager”) to provide certain property management and operational services for the Premises, however, for the benefit of the Premises, Owner requires certain additional management services which Manager either does not provide, charges additional fees to provide, or is in conflict with providing.
B.    Co-Manager represents that it is in the business of providing the management services described herein to the Premises and possesses the skills and experience necessary for the efficient first class management of the Premises.
Now, Therefore, Owner and Co-Manager agree as follows:
ARTICLE I
BASIC TERMS
1.1    Effective Date: Co-Manager’s appointment under Article III shall become effective as of November 14, 2016, the (“Effective Date”), except that if this Agreement is executed by Owner in anticipation of acquiring the Premises, the Effective Date shall be the date of such acquisition, and Owner shall be under no obligation to Co-Manager unless Owner acquires the Premises.
1.2    Term: The term of this Agreement (“Term”) is one (1) year from the Effective Date, and shall be deemed renewed for successive periods of one (1) year, subject at all times to the rights of termination set forth in Section 9.1.
1.3    Role of Owner’s Representative: Owner’s Representative is the duly authorized representative of Owner for the purpose of this Agreement and all powers and rights of Owner under this Agreement shall be exercised by Owner’s Representative and all communications, remittances and things of any kind required to be delivered to Owner shall be delivered to Owner’s Representative.
1.4    Co-Manager’s Bond or Commercial Crime Insurance Policy. Owner has approved the following bond or Commercial Crime Insurance Policy furnished by Co-Manager pursuant to Section 4.9.

Insurance Company:    Federal Insurance Company
Term:    2/15/16 – 2/15/17
Amount:    $5,000,000
Form:    Discovery

1.5    Address of Owner’s Representative. Unless changed by notice to Co-Manager, the address of Owner’s Representative for notices under Section 10.2 shall be:
KBS Capital Advisors, LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attention: Giovanni Cordoves, Senior Vice President

1.6    Address of Co-Manager. Unless changed by notice to Owner, the address of Co-Manager for notices under Section 10.2 shall be:
KBS Management Group, LLC,
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn: Kim Smith, Senior Vice President

1.7    Co-Management Fee. Subject to Article IX, the co-management fee payable to Co-Manager for its Services under this Agreement (“Co-Management Fee”) shall be an amount per month equal to one quarter of one percent (.25%), of the rent from the Premises, as defined in Section 8.1, payable and actually collected for the month, subject to the limitations contained in Article IX.
1.8    ERISA Requirements. If Owner is an employee benefit plan or a trust formed as a part of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 check the following space: _____. If the space is checked, the provisions of Exhibit B attached to this Agreement are made a part of this Agreement by this reference. If the space is not checked Exhibit B shall not be applicable.
ARTICLE II
INDEX OF DEFINED TERMS AND EXHIBITS

Term	Where Defined

Effective Date	Section 1.1
Term	Section 1.2
Hazardous Wastes	Section 5.17
Co-Management Fee	Sections 1.7 and 9.1
Co-Manager	Introductory paragraph
Owner	Introductory paragraph
Owner’s Representative	Introductory paragraph
Premises	Recital A

Term	Where Defined

Services	Section 4.1

Exhibit	Title	Reference

A	Duties of Co-Manager	Section 4.1
B	ERISA Requirements	Section 1.10
ARTICLE III
APPOINTMENT
Owner hereby appoints Co-Manager as the co-manager for the Premises as of the Effective Date, and hereby authorizes Co-Manager to exercise such powers with respect to the Premises as may be necessary for the performance of Co-Manager’s obligations under Article IV. Co-Manager hereby accepts such appointment on the terms and conditions hereinafter set forth for the Term specified in Section 1.2. Co-Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever, except to the extent expressly provided in this Agreement. Co-Manager agrees to cooperate in good faith with Manager to ensure the efficient delivery of the Services under this Agreement.
ARTICLE IV
DUTIES OF CO-MANAGER
4.1    General Duties.
(a)    Co-Manager, on behalf of Owner, shall use its best efforts in the co-management of the Premises and shall comply with Owner’s instructions as set forth herein or as may from time to time be provided by Owner to Co-Manager. Co-Manager shall perform its duties in a first-class, professional, diligent, careful and vigilant manner and shall co-manage the Premises as a first-class facility. In connection therewith, Co-Manager shall implement, or cause to be implemented, the Owner’s decisions relating to this Agreement. Co-Manager shall at all times conform to the policies and programs established by Owner and the scope of Co-Manager’s authority shall be limited thereby. Co-Manager shall afford Owner the full benefit of the judgment, experience and advice of Co-Manager and Co-Manager’s organization with respect to the policies to be addressed pursuant to this Agreement, and the execution of its responsibilities in a diligent, careful and vigilant manner. In particular, Co-Manager shall have the duties and obligations set forth hereafter in this Article V and as further described in Exhibit A attached hereto (the “Services”).
4.2    Utility and Service Contracts. Co-Manager may negotiate contracts on behalf of Owner for utilities and other services as are currently being furnished to the Premises for terms of not greater than one (1) year, unless otherwise approved by Owner in writing. All such service contracts shall be in the name of Owner, signed by Co-Manager as Owner’s authorized agent, and shall be terminable on thirty (30) days notice or less. Notwithstanding the foregoing, Owner or Owner’s consultants shall have the right to negotiate a master agreement for any and/or all utilities at the Premises.
4.3    Employment of Personnel. All persons employed by Co-Manager in connection with providing Services under this Agreement shall either be employees of Co-Manager or independent contractors and shall not be employees of Owner. Subject to reimbursement pursuant to Section 8.2, Co-Manager shall select, employ, pay, supervise, direct and discharge all employees necessary for the operation and maintenance of the Premises, and use reasonable care in the selection and supervision of such employees. Co-Manager shall be responsible for complying with all laws, regulations and collective bargaining agreements affecting such employment. Co-Manager will be and will continue throughout the term of this Agreement to be an Equal Opportunity Employer.
(a)    Co-Manager shall require that all contractors and consultants engaged by Co-Manager on behalf of Owner and brought onto the Premises have insurance coverage at the contractors’ or consultants’ expense, in the following minimum amounts:

(i)	Worker’s Compensation:	Statutory Amount
(ii)	Employer’s Liability:	$1,000,000 minimum
(iii)	Commercial General Liability:	$1,000,000 per Occurrence and $2,000,000 Aggregate for Bodily Injury and Property Damage.
(iv)	Comprehensive Automobile:
$1,000,000 each occurrence Liability Insurance combined single limit for bodily injury and property damage. Evidence should indicate that liability coverage evidenced extends to both owned and non-owned vehicles.

(b)    With respect to items (i) through (iii) noted above in Section 4.3(a), all contractors and subcontractors performing work at/on the Premises shall name Owner as an additional insured to the Commercial General Liability insurance. Further, a waiver of subrogation endorsement to both the Commercial General Liability insurance policy and Workers Compensation insurance policy should be furnished in favor of Owner and Co-Manager. All certificates obtained by Co-Manager and furnished to Owner should evidence these items.
(c)    Co-Manager shall obtain all necessary receipts, releases, waivers, discharges and assurances necessary to keep the Premises free of any mechanics’, laborers’, materials suppliers’ or vendors’ liens in connection with the Services related to this Agreement. All such documentation shall be in such form as required by Owner.

4.4    Contracts with Third Parties.
(a)    Co-Manager shall directly supervise and be responsible for all contractors and consultants hired by Co-Manager for the Premises. Excluding service agreements referenced in an annual budget approved by Owner, all of such contractors shall be subject to Owner’s prior written approval. Co-Manager shall assure that any contractor or consultant performing work on the Premises maintains insurance satisfactory to Owner, including, but not limited to, Workers’ Compensation Insurance (and, when required by law, compulsory Non-Occupational Disability Insurance) and insurance against liability for injury to persons and property arising out of all such contractor’s operations naming Co-Manager, Owner and Owner’s Representative as additional insureds. Co-Manager shall obtain certificates of insurance for all such insurance before the work begins. Co-Manager shall furnish copies of the certificates to Owner if requested by Owner.
4.5    Complaints and Notices.
(a)    Co-Manager shall notify Owner promptly of: (i) any notice received by Co-Manager or known to Co-Manager of violation of any governmental requirements (and make recommendations regarding compliance therewith); (ii) any defect or unsafe condition in the Premises known to Co-Manager; (iii) any notice received by Co-Manager or known to Co-Manager of violation of covenants, conditions and restrictions affecting the Premises or noncompliance with loan documents affecting the Premises, if any; (iv) any fire, accident or other casualty or damage to the Premises; (v) any condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving the Premises; (vi) any violations relative to the leasing, use, repair and maintenance of the Premises under governmental laws, rules, regulations, ordinances or like provisions; (vii) defaults under any leases or other agreements affecting the Premises; or (viii) any violation of any insurance requirement. Co-Manager shall promptly deliver to Owner copies of any documentation in its possession relating to such matters. Co-Manager shall keep Owner reasonably informed of the status of the particular matter through the final resolution thereof. In the case of any fire or other damage to the Premises or violation or alleged violation of laws respecting Hazardous Wastes, Co-Manager shall immediately give telephonic notice thereof to Owner. Co-Manager shall retain in the records it maintains for the Premises copies of all supporting documentation with reference to such notices.
(b)    Co-Manager shall promptly notify Owner and any insurance agent Owner may designate of any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Premises. Co-Manager shall promptly forward to Owner with copies to any insurance agent Owner may designate any summons, subpoena or other legal document served upon Co-Manager relating to the actual or alleged potential liability of Owner, of Co-Manager or of the Premises.
(c)    Should any claim, demand, suit or other legal proceeding be made or instituted by any third party against Owner which arises out of any matters relating to the Premises, this Agreement or Co-Manager’s performance hereunder, Co-Manager shall give

Owner all pertinent information, and reasonable assistance, in the defense or other disposition thereof.
4.6    Compliance with Laws and Other Requirements.
(a)    To the extent Co-Manager becomes aware of the Premises being in non-compliance (or is suspected to be in non-compliance) with any laws, ordinances, rules or regulations relating to the Premises, then Co-Manager shall promptly notify Owner in writing of such non-compliance or suspected non-compliance.
(b)    To the extent Co-Manager becomes aware of the Premises being in non-compliance (or is suspected to be in non-compliance) with any insurance policy or insurance policies insuring Owner in relation to the Premises, then Co-Manager shall promptly notify Owner in writing of such non-compliance or suspected non-compliance.
4.7    Property Review, Tax Review and Other Programs.
(a)    Co-Manager shall participate in Owner’s property review programs to the extent reasonably requested by Owner. Such review shall include asset, investment, financial and strategy profiles in form and substance satisfactory to Owner and such assistance as Owner may request in connection with appraisals of the Premises. Co-Manager shall respond, within ten (10) days, to Owner’s management evaluation reports concerning actions to be taken by Co-Manager to correct or modify its management standards for the operations or financial services provided for the Premises.
(b)    Co-Manager shall participate in Owner’s tax review program. Co-Manager shall check tax assessments and assist Owner, when requested by Owner, in efforts to reduce such taxes. Co-Manager shall promptly furnish Owner with copies of all assessment notices and receipted tax bills.
(c)    Co-Manager shall comply with Owner’s energy conservation and Hazardous Materials policies, as communicated by Owner to Co-Manager, and submit energy consumption and Hazardous Materials reports for the Premises in accordance with Owner’s program for energy and Hazardous Materials audits and reviews.
4.8    Confidentiality. Subject to applicable law or governmental regulation, Co-Manager and all persons retained or employed by Co-Manager in performing its Services shall hold in confidence and not use or disclose to others any confidential or proprietary information of Owner heretofore or hereafter disclosed to Co-Manager, including, but not limited to, any data, information, plans, programs, processes, costs, operations or tenants which may become known to Co-Manager in the performance of, or as a result of, its Services, except where Owner specifically authorizes Co-Manager to disclose any of the foregoing to others or such disclosure reasonably results from the performance of Co-Manager’s duties hereunder. Notwithstanding anything to the contrary set forth above, the foregoing shall not apply if such information (a) is disclosed upon Owner’s written request, (b) is available to the general public or known within the real estate industry, or (c) is required to be disclosed pursuant to law, court order or subpoena.

4.9    Co-Manager’s Bond and Insurance.
(a)    Co-Manager shall bond all of its employees who may handle or be responsible for monies or other property of Owner or shall obtain a Commercial Crime Insurance Policy covering the activities of such employees. Co-Manager shall maintain the bond or Commercial Crime Insurance Policy in such amount or in an amount equal to three times the monthly rent roll for the Premises, including the projected rent for vacant space, whichever is greater. Such bond or Commercial Crime Insurance Policy shall contain a loss payee endorsement in favor of Owner as it relates to the Premises. Co-Manager shall furnish a copy of an insurance certificate evidencing such bond or Commercial Crime Insurance Policy with loss payee endorsement in favor of Owner to Owner prior to the Effective Date and thereafter immediately upon renewing or replacing such bond or Commercial Crime Insurance Policy.
(b)    Co-Manager shall maintain the following insurance in Co-Manager’s name applicable to Co-Manager’s activities under this Agreement:
(i)    Commercial General Liability Insurance, in an amount equal to $1,000,000 per occurrence and $2,000,000 aggregate, covering all Premises operations, products and completed operations.
(ii)    Automobile Liability Insurance, covering both owned and non-owned vehicles, in an amount equal to $1,000,000, combined single limit.
(iii)    Workers Compensation Insurance, as required by law covering all Co-Manager’s employees (and, when required by law, compulsory Non-Occupational Disability Insurance). A waiver of subrogation in favor of Landlord shall be included.
(iv)    Excess Liability in an amount of $5,000,000 per occurrence, and $5,000,000 aggregate over general liability and auto liability.
(v)    Professional Liability in the amount of $5,000,000 per occurrence in the aggregate.
(vi)    Employment Practices Liability in the amount of $2,000,000 per occurrence, and $2,000,000 aggregate. Coverage shall include wrongful termination, sexual harassment and violations of the Americans with Disabilities Act of 1990, as amended (defense costs coverage only). Coverage should also include: (1) third party claims, (2) wage and hour law coverage, and (3) punitive damages where legally allowed and to the extent of coverage under the policy.
With respect to items (i) through (vi) of Section 4.9 above, Co-Manager’s insurance should also provide a waiver of subrogation endorsement to both the Commercial General Liability insurance policy and Workers Compensation insurance policies in favor of Owner. All certificates provided by Co-Manager and furnished to Owner should evidence this. Owner shall be named as an additional insured on the Commercial General Liability and Excess Liability insurance policies. All the above policies will be primary and noncontributing with any other insurance maintained by Co-Manager. Such insurance shall be underwritten by reputable, financially sound companies with a minimum A.M. Best Ratings of A:VII. Co-Manager shall furnish Owner with certificates of insurance evidencing such insurance prior to the Effective Date and thereafter upon renewing or replacing such insurance.
4.10    Hazardous Materials.
(a)    Co-Manager shall not place, cause or knowingly permit to be placed on the Premises, other than in the ordinary course of performing its obligations under this Agreement and in compliance with applicable law, any hazardous or toxic materials or substances, as such terms are defined by federal, state or municipal statutes or regulations promulgated thereunder (collectively, “Hazardous Materials”). If Co-Manager discovers the existence of any Hazardous Materials on the Premises, Co-Manager shall immediately notify Owner. If such Hazardous Materials were placed or knowingly permitted to be placed on the Premises by Co-Manager, Co-Manager shall, at its cost, diligently arrange for and complete the immediate removal thereof in accordance with applicable laws and Owner’s directions. Except as expressly provided herein to the contrary, Co-Manager shall not be responsible for any Hazardous Materials present on the Premises prior to the Effective Date hereof, unless deposited thereon by Co-Manager, nor shall Co-Manager be responsible for any Hazardous Materials brought onto the Premises by a person other than Co-Manager, its agents or employees. Co-Manager shall immediately notify Owner of any notice received by Co-Manager from any governmental authority of any actual or threatened violation of any applicable laws, regulations or ordinances governing the use, storage or disposal of any Hazardous Materials and shall cooperate with Owner in responding to such notice and correcting or contesting any alleged violation at Owner’s expense.
(b)    Co-Manager shall provide its employees, agents, consultants, governmental entities and the public with any notices or disclosures concerning Hazardous Materials associated with the Premises required to be delivered by Owner or Co-Manager under any applicable laws, including without limitation, any notices or disclosures concerning Hazardous Materials which Co-Manager has received from Owner. Owner shall have the right to review such notices and disclosures before their distribution or submission by Co-Manager and shall have the right, but not the obligation, to prescribe the form and content of any such notices or disclosures as long as the form and content prescribed by Owner comply with all applicable laws relating to such notices or disclosures. Owner shall provide Co-Manager with any notices or disclosures concerning Hazardous Materials associated with the Premises required to be delivered by Owner under any applicable laws.
(c)    Without limiting any other indemnification obligations provided by law or specified in this Agreement, Co-Manager shall indemnify, defend (at Co-Manager’s sole cost and expense and with legal counsel approved by Owner which approval shall not be unreasonably withheld) and hold harmless Owner, its agents, employees, lenders and contractors from and against any and all claims, demands, losses, damage, disbursements, liabilities, obligations, fines, penalties, actions, causes of action, suits, costs and expenses, including without limitation, reasonable attorneys’ fees and costs, and all other professionals’ or consultants’ expenses incurred in investigating, preparing for, serving as a witness in, or defending any action or proceeding, whether actually commenced or threatened, or in removing or remediating any Hazardous Materials on, under, from or about the Premises, arising out of or relating to, directly or indirectly, Co-Manager’s breach of any of the terms of this Section 4.10. This indemnity shall survive termination of this Agreement.
4.11    Owner’s Insurance Coverage. Owner shall maintain all-risk form of property damage insurance including without limitation coverage against allied perils, vandalism, malicious mischief, sprinkler leakage and plate glass, in the amount of full replacement cost without coinsurance and containing such additional coverages, if any, as are customarily obtained in connection with the ownership and management of property similar to the Premises but in no event in an amount or containing coverages less than or of lesser quality or extent than that required by the terms of any mortgage or trust deed encumbering the Premises. In addition, Owner agrees to carry commercial general liability insurance on an occurrence form with a minimum limit of at least $1,000,000 per occurrence, $2,000,000 per location aggregate and at least $5,000,000 umbrella coverage, including contractual liability, elevator liability, steamboiler and such other insurance as may be necessary or appropriate for the protection of the interests of Owner and Co-Manager. The public liability, elevator liability, and contractual liability insurance must contain a severability of interest clause and coverage for Personal Injury Insurance. Each of Owner’s insurance policies shall be written with an insurance company or companies licensed to do business in the state where the Premises is located and who have a minimum Best Key rating of no less than A-VIII. Owner agrees to designate Co-Manager as an additional insured with Owner on the Commercial General and Umbrella Liability policies. This insurance shall be primary for Owner and Co-Manager with respect to the Premises. A certificate of each policy issued by the carrier shall be delivered by Owner to Co-Manager concurrently with Owner’s execution and delivery of this Agreement. Owner shall use commercially reasonable efforts to have each policy provide that it will not be canceled or materially modified without at least ten (10) days prior written notice from the insurer to Owner in the event of cancellation for non-payment, and at least thirty (30) days prior written notice from the insurer to Owner in any other event. Each policy for fire or extended coverage insurance and all other forms of property damage insurance covering the Premises or personal property, fixtures or equipment located thereon shall contain an appropriate clause or endorsement whereby the insurer waives subrogation or consents to a waiver of the right of recovery against Co-Manager, and Owner hereby agrees that it will not make any claim against Co-Manager for any loss or damage to property of the type covered by such insurance.
ARTICLE V
RECORDS
5.1    Records. Co-Manager agrees to keep proper records with respect to the Services to be provided under this Agreement relating to the Premises, and to retain those records for periods as specified by Owner.

ARTICLE VI
INDEMNIFICATION
6.1    Co-Manager’s Indemnification. Without limiting any indemnity provided elsewhere in this Agreement, Co-Manager shall indemnify, defend, protect and hold harmless Owner and Owner’s Representative and their officers, directors, partners, members and employees from and against all claims, losses and liabilities (including all expenses and attorneys’ fees and including, but not limited to, damage to the property of Owner) which arise out of the negligence, recklessness, willful misconduct, fraud or criminal acts of Co-Manager, or its employees, officers, agents, or representatives.
6.2    Owner’s Indemnification. Owner shall indemnify, defend, protect and hold harmless Co-Manager and its officers, directors and employees from and against all claims, losses and liabilities (including all expenses and attorneys’ fees) which arise out of the performance by Co-Manager of its obligations and duties hereunder unless the claim, loss or liability arises from the negligence, recklessness, willful misconduct, fraud or criminal acts of Co-Manager or its employees, officers, agents, or representatives. Owner shall defend any claim covered by the foregoing indemnity by Owner, and not covered by insurance, through counsel of Owner’s choice, notwithstanding any allegation of negligence by the claimant against Co-Manager or any of its employees, officers, agents or representatives, unless Owner determines, in good faith, that Co-Manager or any of its employees, officers, agents or representatives has been negligent. In no event shall Owner be obligated to provide any defense against any allegation of recklessness, willful misconduct, fraud or criminal acts. Co-Manager shall reimburse Owner for all such reasonable costs of defense if it is determined by a final judgment of a court of competent jurisdiction that Co-Manager or any of its employees, officers, agents or representatives has been negligent or reckless or has engaged in willful misconduct, fraud or criminal acts. If Co-Manager is required to provide its own defense against any allegation of negligence or recklessness, willful misconduct, fraud or criminal acts arising out of the performance by Co-Manager of its obligations and duties hereunder, and if a final judgment of a court of competent jurisdiction, with regard to such defense, determines that neither Co-Manager nor any of its employees, officers, agents or representatives was negligent, reckless or engaged in willful misconduct, fraud or criminal acts, Owner shall reimburse Co-Manager for its reasonable costs of defense.
Nothing in this Article shall be deemed to affect any party’s rights under any insurance policy procured by such party or under which such party is an additional insured.
6.3    Survival. All indemnities contained in this Agreement shall survive the expiration or termination of this Agreement.
6.4    Business Interruption. Notwithstanding anything to the contrary contained herein, Owner shall not be liable to Co-Manager for any lost or prospective profits or any other indirect, consequential, special, incidental, punitive or other exemplary losses or damages, whether in tort, contract or otherwise, regardless of the foreseeability or the cause thereof.

ARTICLE VII
COSTS AND EXPENSES
7.1    Costs and Expenses of Co-Manager. Except as otherwise expressly provided herein, all costs and expenses incurred by or on behalf of Co-Manager in performing its obligations hereunder shall be borne solely by Co-Manager, including, without limitation, the following expenses or costs in connection with the operation and management of the Premises:
(a)    Cost of gross salary and wages, payroll taxes, insurance, worker’s compensation, pension benefits and any other benefits of Co-Manager’s off-site supervisory and home and regional office personnel;
(b)    Cost of forms, stationery, ledgers and other supplies and equipment used in Co-Manager’s home office or regional home office;
(c)    Cost or pro rata cost of telephone and general office expenses incurred on the Premises by Co-Manager for the operation and management of properties other than the Premises;
(d)    Cost or pro rata cost of data-processing equipment located at Co-Manager’s home or regional office;
(e)    Cost or pro rata cost of data processing provided by computer service companies;
(f)    Cost of all bonuses, incentive compensation, profit sharing or any pay advances to employees employed by Co-Manager in connection with the operation and management of the Premises, except for payments to individuals specifically approved in writing by Owner;
(g)    Cost of automobile purchases and/or rentals, unless the automobile is being provided by Owner;
(h)    Costs attributable to claims, losses and liabilities arising from (i) any material breach of this Agreement by Co-Manager, or (ii) the negligence, willful misconduct, fraud or criminal acts of Co-Manager’s employees or agents, only to the extent such costs are (1) not covered by any insurance (including any insurance deductibles) actually in effect (or required on the part of Owner under this Agreement), (2) not covered by the indemnity in Section 6.2 of this Agreement, or (3) not recoverable from leases or licenses of space in the Premises;
(i)    Cost of comprehensive crime insurance purchased by Co-Manager for its own account;
(j)    Costs for meals, travel and hotel accommodations for Co-Manager’s home or regional office personnel who travel to and from the Premises, unless expressly authorized by Owner; and

(k)    Cost of obtaining and maintaining such licenses, permits, consents and authorizations as are required by this Agreement.
7.2    Reimbursement by Owner. Owner shall reimburse Co-Manager monthly the management fee payable as provided under Section 1.7 and other reasonable costs and expenses being incurred by Co-Manager in connection with providing the Services under this Agreement.
7.3    Nonpayment. If Co-Manager fails to make any payment when required or fails to perform any act required under this Agreement, then Owner, after ten (10) days’ written notice to Co-Manager (or, in the case of any emergency, without notice) and without waiving or releasing Co-Manager from any of its obligations hereunder, may (but shall not be required to) make such payment or perform such act. Owner shall have (in addition to any other right or remedy) the right to offset all costs and expenses incurred in exercising its rights under this Section 7.3 against any sums due or to become due to Co-Manager, including, without limitation, the Co-Management Fee and any costs and expenses reimbursable by Owner pursuant to Section 7.2.
ARTICLE VIII
COMPENSATION
8.1    Co-Management Fee. Owner shall pay Co-Manager as compensation for the co-management services rendered hereunder a Co-Management Fee at the rate specified in Section 1.7. Such Co-Management Fee shall be payable in arrears, on the 15th day of each calendar month. Co-Manager shall withdraw such Management Fee from the Bank Account and shall account for it as required by Section 6.2. The Management fee shall be payable only on rent actually collected. The term rent, as used in this Agreement, shall include minimum rent, percentage rent, rent escalations, common area maintenance reimbursements and real estate tax and insurance premium reimbursements. For the purpose of determining the Co-Management fee, unless specifically provided otherwise in Section 1.7, rent shall not include (i) fire loss or other insurance proceeds, capital improvements, remodeling and tenant change costs (including any overhead factor payable by tenants), (ii) security deposits except for the portion applied to past due rent, (iii) prepaid rents except for the portion applied to the then current month, (iv) sums collected or paid for sales, excise or use taxes, (v) revenues from parking (unless, by virtue of unusual circumstances, Owner has agreed in Section 1.7 or a separate written addendum to this Agreement to pay Co-Manager a fee with respect to such revenues), or (vi) any amount paid for, or in connection with the termination of leases or other agreements with tenants, except for termination which Owner has requested Co-Manager to negotiate.
ARTICLE IX
TERMINATION
9.1    Termination.
(a)    Termination by Co-Manager Without Cause. Co-Manager, in Co-Manager’s sole discretion, shall have the power to terminate this Agreement on not less than thirty (30) days’ prior written notice to Owner for any or no reason, and in such event no payment of a Termination Fee shall be due and owing to Co-Manager.
(b)    Termination by Owner Without Cause. Owner, in Owner’s sole discretion, shall have the power to terminate this Agreement on not less than thirty (30) days’ prior written notice to Co-Manager for any or no reason.
(c)    Sale of the Premises. Owner shall have the power to terminate this Agreement upon the sale of the Premises (but not a pledge or mortgage) to a third party which is unaffiliated with Owner in a bona fide transaction, such termination to be effective as of the date of the sale. Owner shall use reasonable efforts to give Co-Manager not less than thirty (30) days’ written notice of such anticipated event.
(d)    Termination by Owner with Cause. Owner shall have the power to terminate this Agreement upon five (5) days’ written notice to Co-Manager if any of the following shall occur:
(i)    Co-Manager fails to timely pay any sum owed or due to Owner and such sum remains unpaid for more than ten (10) days after written notice from Owner;
(ii)    Co-Manager commits any fraud, makes any material misrepresentation or misappropriates funds in the performance of its obligations under this Agreement;
(iii)    Co-Manager files, or there shall be filed against Co-Manager, a petition in bankruptcy;
(iv)    Co-Manager makes an assignment for the benefit of creditors;
(v)    Substantially all of the Premises are damaged or destroyed, and Owner decides not to rebuild or restore the Premises;
(vi)    A substantial portion of the Premises is taken by condemnation or similar proceedings and Owner decides not to continue to operate the Premises; and
(vii)    Co-Manager shall be in material breach of any other non-monetary obligations contained in this Agreement, and such material breach shall continue for thirty (30) days after written notice thereof from Owner to Co-Manager specifying the particulars of such breach (plus, with respect to breaches which Co-Manager commences diligent efforts to cure within such period, but which cannot reasonably be cured within thirty (30) days, such additional period as is reasonably necessary to cure such breach).

(e)    Termination by Co-Manager With Cause. Co-Manager shall have the power to terminate this Agreement upon five (5) days’ written notice to Owner if any of the following events occurs:
(i)    Owner fails to timely pay any sum owed to Co-Manager which remains unpaid for more than thirty (30) days after written notice to Owner from Co-Manager; or
(ii)    Owner commits a material violation or breach of any other obligation of Owner under this Agreement which remains uncured for more than thirty (30) days after notice from Co-Manager (plus, with respect to breaches which cannot reasonably be cured within thirty (30) days, such additional time as is reasonably necessary to cure such breach).
(f)    Effect of Termination. In the event that this Agreement is terminated, Co-Manager shall be entitled to all fees and reimbursements earned or accrued through the date of termination, which obligation shall survive such termination. In addition to or in lieu of terminating this Agreement, if Co-Manager or Owner defaults under this Agreement beyond applicable notice and cure periods, Owner or Co-Manager (as applicable) may pursue such other rights and remedies as may be available under applicable law. This Section 9.1(f) shall survive the expiration or termination of this Agreement.
9.2    Obligations Upon Termination.
(a)    Upon termination of this Agreement for any reason, Co-Manager shall deliver the following to Owner on or before thirty (30) days following the termination date:
(i)    All keys records, contracts, drawings, leases and correspondence, in existence at the time of termination and all other papers or documents pertaining to the Premises. All data, information and documents shall at all times be the property of Owner;
(b)    Upon the expiration or earlier termination of this Agreement in its entirety, the Term shall end, neither party shall have any further rights or obligations under the Agreement (other than those obligations which accrued prior to the expiration or termination of this Agreement or which by the terms hereof expressly survive, or expressly provide for obligations to be performed following, such expiration or termination).
ARTICLE X
MISCELLANEOUS
10.1    Status of Co-Manager. It is the intention of the parties to create a relationship wherein Co-Manager is an independent contractor in providing the Services and Owner is the beneficiary of such Services. Co-Manager shall afford Owner the full benefit of the judgment, experience and advice of Co-Manager and Co-Manager’s organization with respect to the policies to be pursued in execution of its responsibilities in a diligent, careful and vigilant manner.
10.2    Notices. Any statement, notice recommendation, request, demand, consent or approval under this Agreement must be in writing and personally delivered or sent by overnight courier service, such as Federal Express or sent by United States, registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been given upon the date of personal delivery or the next business day following deposit with an overnight courier or delivery by the U.S. Postal Service (or refusal to accept delivery) as indicated in the return receipt, provided that in the case of communications sent by overnight courier service or United States registered or certified mail, the communication is addressed as set forth in Section 1.5 if sent to the Owner’s Representative and as set forth in Section 1.6 if sent to Co-Manager. Either party may, by written notice, designate a different address.
10.3    Ownership of Fixtures and Personal Property. Co-Manager acknowledges that Owner owns all fixtures and personal property situated on or about the Premises and used in or necessary for the operation, maintenance and occupancy of the Premises.
10.4    Assignment. This Agreement shall not be assignable by Co-Manager without the express prior written consent of Owner.
10.5    Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof or the application thereof to any entity or circumstance shall be determined by a court of competent jurisdiction to be illegal or unenforceable for any reason whatsoever, such term, provision or application thereof shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement or the application of such term or provision to any other entity or circumstance.
10.6    Costs of Suit. If Owner or Co-Manager shall institute any action or proceeding against the other relating to this Agreement, the unsuccessful party shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorneys’ fees, as fixed by the court.
10.7    Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance of its obligations hereunder, shall be valid unless in writing. No such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of any other obligations of such party hereunder. The failure of any party to declare the other party in default shall not constitute a waiver by such party of its rights hereunder, irrespective of how long such failure continues. The granting of any consent or approval in any one instance by or on behalf of Owner shall not be construed to waive or limit the need for such consent in any other or subsequent instance.
10.8    Remedies Cumulative. No remedy herein contained or otherwise conferred upon or reserved to Owner shall be considered exclusive of any other remedy, but such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute. Every power and remedy given by this Agreement to Owner may be exercised from time to time and as often as occasion may arise or as may be deemed expedient.
10.9    Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior oral or written agreements, understandings, representations and covenants, to the extent that they are inconsistent with this Agreement.
10.10    Amendment. This Agreement may not be amended or modified except by an agreement in writing signed by the party against whom enforcement of such change or modification is sought.
10.11    Governing Law. This Agreement and the obligations of Owner and Co-Manager shall be governed by, and construed and enforced in accordance with, the laws of the State of California.
10.12    OFAC Representations, Warranties and Indemnification. Owner and Co-Manager each represents and warrants that (i) it is not, and none of its partners, members, managers, employees, officers, directors, representatives or agents is, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property any Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or under any other law, rule, order, or regulation that is enforced or administered by OFAC (such persons and entities each being a “Prohibited Person”); (ii) it is not acting directly or indirectly, for or on behalf of any Prohibited Person; (iii) it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any Prohibited Person; and (iv) it will not contract with or otherwise engage in any dealings or transactions or be otherwise associated with any Prohibited Person.
10.13    Anti-Discrimination. It is illegal for either the Owner or the Co-Manager to refuse to display or sell to any person because of one’s membership in a protected class, e.g., race, color, religion, national origin, sex, ancestry, age, marital status, physical or mental handicap, familial status, sexual orientation, unfavorable discharge from the military service, order of protection status or any other class protected by Article 3 of the Human Rights Act.
10.14    Limitation of Liability of Owner. Notwithstanding anything contained in this Agreement to the contrary, the obligations of Owner or Owner’s Representative under this Agreement (including any actual or alleged breach or default by Owner) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Owner, Owner’s Representative or Owner’s members or partners, and Co-Manager shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Owner, Owner’s Representative or against Owner’s members or partners or against any other persons or entities having any interest in Owner, or against any of their personal assets for satisfaction of any liability with respect to this Agreement. Any liability of Owner for a default by Owner under this Agreement, or a breach by Owner of any of its obligations under this Agreement, shall be limited solely to its interest in the Premises, and in no event shall any personal liability be asserted against Owner and/or Owner’s Representative in connection with Agreement nor shall any recourse be had to any other property or assets of Owner, Owner’s Representative, or its partners, directors, officers, trustees, members, shareholders or any other persons or entities having any interest in Owner.
10.15    Limitation of Liability of Co-Manager. Notwithstanding anything contained in this Agreement to the contrary, the obligations of Co-Manager under this Agreement (including any actual or alleged breach or default by Co-Manager) do not constitute personal obligations of the individual partners, directors, officers, trustees, members or shareholders of Co-Manager or Co-Manager’s members or partners, and Owner and Owner’s Representative shall not seek recourse against the individual partners, directors, officers, trustees, members or shareholders of Co-Manager or against Co-Manager’s members or partners or against any other persons or entities having any interest in Co-Manager, or against any of their personal assets for satisfaction of any liability with respect to this Agreement. In no event shall any personal liability be asserted against Co-Manager in connection with Agreement nor shall any recourse be had to any other property or assets of Co-Manager, or its partners, directors, officers, trustees, members, shareholders or any other persons or entities having any interest in Co-Manager.
10.16    Electronic Scanned Signatures. The parties agree that an electronically scanned signed copy of this Agreement transmitted by one party to the other party(ies) by electronic transmission shall be binding upon the sending party to the same extent as if it had delivered a signed original of this Agreement.
10.17    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Owner:

KBSGI OFFICES AT GREENHOUSE, LLC, a Delaware limited liability company

By: KBS CAPITAL ADVISORS, LLC,
a Delaware limited liability company

   By: /s/Charles J. Schreiber, Jr._
Charles J. Schreiber, Jr.
Chief Executive Officer

Co-Manager: KBS MANAGEMENT GROUP, LLC, a Delaware limited liability company By: /s/Kim Smith_____________ Kim Smith Senior Vice President

EXHIBIT A

DUTIES OF CO-MANAGER

Set property management standards related to service delivery and ensure those standards are being met in the operation of the Premises. Periodically inspect the Premises to assess performance and benchmark tenant satisfaction. Implement national programs and initiatives as requested by Owner which benefit the Premises.
Qualify property manager staffing plans for the Premises; interview, approve personnel and make recommendations to Owner, lead transitions at acquisition or in event of a change in property manager, provide guidance to property manager on Owner’s policy and procedure to manage the Premises.
Consult with and make recommendations to property manager on vendor service agreements to operate the Premises including risk assessment and Owner’s insurance requirements.
Provide project, construction management and engineering services to the Premises as requested by Owner which are not being provided by Manager.
Provide repair vs. replacement analysis as requested by Owner to the extent not provided by Manager.
Assess sustainability opportunities at the Premises including energy benchmarking, LEED certification, compliance with state mandated initiatives, energy efficiencies, etc… Engage energy consultants as needed in accordance with Owner’s national standards.
Maintain a database of competitive operating costs to the Premises.
At Owner’s request, perform such other services from time to time as are customary and usual in the management, operation and maintenance of similar first class properties and not currently provided by Manager.

Exhibit A - 1

EXHIBIT B

ERISA REQUIREMENTS

This Exhibit B is attached to and made a part of that certain Real Estate Property Co-Management Agreement (the “Agreement”) dated as of __________________, 2016, executed by ______________________________ (“Owner”) and ______________________________ (“Co-Manager”), only if the Owner as an employee benefit plan as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Co-Manager represents and warrants that it is not (except by virtue of entering into this Agreement) a party in interest as that term is defined in Section 3(14) of ERISA as to Owner. The text of Section 3(14) is set forth below. Co-Manager shall not knowingly employ, enter into a contract with or purchase any goods for the Premises from any party in interest without Owner’s prior written approval.
Section 3(14) of ERISA reads as follows:
The term “party in interest” means, as to an employee benefit plan --

(A)	any fiduciary (including, but not limited to, any administrator, officer, trustee, or custodian), counsel, or employee of such employee benefit plan;

(B)	a person providing services to such plan;

(C)	an employer any of whose employees are covered by such plan;

(D)	an employee organization any of whose members are covered by such plan;

(E)	an owner, direct or indirect, of 50 percent or more of --

(i)	the combined voting power of all classes of stock entitled to vote or the total value of shares of all classes of stock of a corporation.

(ii)	the capital interest or the profits interest of a partnership, or,

(iii)	the beneficial interest of a trust or unincorporated enterprise which is an employer or an employee organization described in subparagraph (C) or (D);

(F)	a relative (as defined in paragraph (15) of any individual described in subparagraph (A), (B), (C), or (E);

(G)	a corporation, partnership, or trust or estate of which (or in which) 50 percent or more of --

(i)	the combined voting power of all classes of stock entitled to vote or the total value of shares of all classes of stock of such corporation,

Exhibit B - 1

(ii)	the capital interest or profits interest of such partnership, or

(iii)	the beneficial interest of such trust or estate, is owned directly or indirectly, or held by persons described in subparagraph (A), (B), (C), (D), or (E);

(H)
an employee, officer, director (or an individual having powers or responsibilities similar to those of officers or directors), or a 10 percent or more shareholder directly or indirectly, of a person described in subparagraph (B), (C), (D), (E), or (G), or of the employee benefit plan; or

(I)	a 10 percent or more (directly or indirectly in capital or profits) partner or joint venturer of a person described in subparagraphs (B), (C), (D), (E), or (G).
The Secretary, after consultation and coordination with the Secretary of the Treasury, may by regulation prescribe a percentage lower than 50 percent for subparagraphs (E) and (G) and lower than 10 percent for subparagraphs (H) or (I). The Secretary may prescribe regulations for determining the ownership (direct or indirect) of profits and beneficial interests, and the manner in which indirect stockholdings are taken into account. Any person who is a party in interest with respect to a plan to which a trust described in Section 501(c)(22) of the Internal Revenue Code of 1954 is permitted to make payments under Section 4223 shall be treated as a party in interest with respect to such trust.
Section 3(15) of ERISA (referred to in Paragraph F, Section 3(14) reads as follows:
The term “relative” means a spouse, ancestor, lineal descendant, or spouse of a lineal descendant.

Exhibit B - 2